                                    EXHIBIT A
                              SUBADVISORY AGREEMENT
                                     BETWEEN
                       GARTMORE MUTUAL FUND CAPITAL TRUST
                              GARTMORE MUTUAL FUNDS
                          AND GARTMORE GLOBAL PARTNERS

                            EFFECTIVE JUNE 29, 2004
                            -----------------------

             Funds of the Trust                                              Advisory Fees
             ------------------                                              -------------
Gartmore China Opportunities Fund(1)                               .625% on assets up to $500 million
                                                                   .600% on assets of $500 million
                                                                   and more but less than $2 billion
                                                                   .575% on assets of $2 billion and more

Gartmore Global Natural Resources Fund(1)                          .45% on assets up to $500 million
                                                                   .425% on assets of $500 million
                                                                   and more but less than $2 billion
                                                                   .40% on assets of $2 billion and more


(1)Performance Fees for the Funds.



         The base subadvisory fee for each of these Funds, as set forth above, is adjusted each quarter beginning one year after implementation of the Performance Fee, depending upon a Fund's investment performance for the 12 months preceding the end of that month relative to the investment performance of each respective Fund's benchmark as listed [below]. The base fee is either increased or decreased proportionately by the following amounts at each breakpoint, based upon whether a Fund has out-performed or under-performed its respective benchmark (using the performance of each such Fund's Class A Shares to measure), by more or less than a maximum of 500 basis points over the preceding rolling 12 month period as follows:

                     +/- 100 bps under/outperformance            2bps
                     +/- 200 bps under/outperformance            4bps
                     +/- 300 bps under/outperformance            6bps
                     +/- 400 bps under/outperformance            8bps
                     +/- 500 bps or more under/outperformance    10bps

         The investment performance of each Fund will be the sum of: (1) the change in each Fund's value during such period; (2) the value of the Fund's cash distributions (from net income and realized net gains) having an ex-dividend date during such calculation period; and (3) the value of any capital gains taxes paid or accrued during such calculation period for undistributed realized long-term capital gains from the Fund. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share reinvested in the Fund will be the Fund's value in effect at the close of business on the record date for the payment of such distributions and the date on which provision is made for such taxes, after giving effect to such distribution, dividends and taxes.


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         Benchmark Index Performance:
         ----------------------------

         The performance of each respective benchmark Index for a calculation period, expressed as a percentage of each Index, at the beginning of such period will be the sum of: (1) the change in the level of the Index during such period; and (2) the value, as calculated consistent with the Index, of cash distributions having an ex-dividend date during such period made by those companies whose securities comprise the Index. For this purpose, cash distributions on the securities that comprise the Index will be treated as if they were reinvested in the Index at least as frequently as the end of each calendar quarter following payment of the dividend.

         Benchmark Index:
         ----------------

         1. Gartmore China Opportunities Fund            MSCI Zhong Hua Index



         2. Gartmore Global Natural Resources Fund       Goldman Sachs Natural
                                                         Resources Index




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